Exhibit 99.1

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2020

- Net revenues decreased 2% at actual rates but increased 2% at constant rates to US$ 143.8 million -
- Operating income decreased 5% at actual rates and 1% at constant rates to US$ 26.2 million -
- OIBDA decreased 2% at actual rates but increased 2% at constant rates to US$ 37.2 million -

HAMILTON, BERMUDA, April 22, 2020 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (Nasdaq/Prague Stock Exchange - CETV) today announced financial results for the three months ended March 31, 2020.

Operational and financial highlights for the first quarter 2020 compared to the first quarter 2019:

•	TV advertising revenues decreased 4% at actual rates and 1% at constant rates.

•	Carriage fees and subscription revenues increased 7% at actual rates and 11% at constant rates.

•	Costs charged in arriving at OIBDA decreased 2% at actual rates, but increased 2% at constant rates.

•	The OIBDA margin remained constant at approximately 26%.

•	Cash generated from operating activities increased 21% at actual rates to US$ 115.9 million.

•	Unlevered free cash flow increased 20% at actual rates to US$ 113.9 million.

•	The net leverage ratio was 2.2x at the end of March, down from 2.4x at the start of 2020.

•	Finished the quarter with cash of US$ 140.3 million and total liquidity available of US$ 215.3 million.

On October 27, 2019, we entered into a merger agreement with an affiliate of PPF Group N.V. ("PPF"). The closing of the proposed merger is subject to several conditions, including, but not limited to, the requisite vote of the Company’s shareholders in favor of the transaction and receipt of certain competition and other regulatory approvals. A special general meeting of shareholders of the Company was held on February 27, 2020, where more than 99% of the votes cast by shareholders were in favor of approving the merger agreement, the related statutory merger agreement and the merger transaction. In addition, regulatory approvals required under the merger agreement in Romania and Slovenia have been obtained. For additional information on the merger, please see the proxy statement of the Company related to the special general meeting of shareholders, filed with the SEC on January 10, 2020. PPF is currently planning on filing the required notification to the European Commission in the second quarter, and we expect the proposed merger to be completed in the third quarter of 2020.

Due to the pending proposed merger with PPF, we will not hold a conference call for investors in connection with the issuance of this earnings release.

In a joint statement, Michael Del Nin and Christoph Mainusch, Co-Chief Executive Officers, said, "Our businesses enjoyed a strong start to the year, although economic uncertainty related to the COVID-19 pandemic resulted in reductions in spending overall by advertisers in March, which has continued into April and is expected to negatively impact our financial performance in the second quarter. We have rapidly implemented adjustments to our cost base to mitigate this decline in advertising, and we have the ability to make further adjustments if necessary. After one of our strongest ever quarters in terms of cash generation, and with a strong balance sheet that has benefited from significant deleveraging over the past several years, we are well positioned to respond to the uncertainty created by the pandemic."

In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow, unlevered free cash flow and constant currency percentage movements. Please see “Non-GAAP Financial Measures” below for additional information, including definitions and reconciliations to US GAAP financial measures.

Consolidated results for the three months ended March 31, 2020 and 2019 were:

(US$ 000's, except per share data)	For the Three Months Ended March 31,
(unaudited)	2020	2019	% Actual	% Lfl (1)
Net revenues	$143,816	$146,559	(1.9)%	1.8%
Operating income	26,197	27,637	(5.2)%	(0.6)%
Operating margin	18.2%	18.9%	(0.7) p.p.	(0.5) p.p.
OIBDA	37,171	38,057	(2.3)%	2.0%
OIBDA margin	25.8%	26.0%	(0.2) p.p.	0.0 p.p.
Net income	8,970	11,751	(23.7)%	(17.7)%
Net income attributable to CME per share - basic	0.02	0.03	(23.3)%	(17.3)%
Net income attributable to CME per share - diluted	$0.02	$0.03	(23.4)%	(17.5)%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors" in our Quarterly Report on Form 10-Q for the period ended March 31, 2020 as well as the following: the effect of the ongoing COVID-19 pandemic and actions taken by governmental authorities in response to the pandemic; the effect of the proposed merger on our business; the risks that the closing conditions to the proposed merger may not be satisfied or that necessary governmental approvals are not obtained or are obtained with conditions; the impact of any failure to complete the proposed merger on our business; the effect of changes in global and regional economic conditions; the effect of the quantitative easing programs and the stability mechanism implemented by the European Central Bank on our business; the economic, political and monetary impacts of Brexit; levels of television advertising spending and the rate of development of the advertising markets in the countries in which we operate; our ability to refinance our existing indebtedness; the extent to which our debt service obligations and covenants may restrict our business; our exposure to additional tax liabilities as well as liabilities resulting from regulatory or legal proceedings initiated against us; our success in continuing our initiatives to diversify and enhance our revenue streams; our ability to make cost-effective investments in our television businesses, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; and changes in the political and regulatory environments where we operate and in the application of relevant laws and regulations.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and “Forward-looking Statements” sections in CME's Quarterly Report on Form 10-Q for the period ended March 31, 2020. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended March 31, 2020, which was filed with the Securities and Exchange Commission on April 22, 2020.

We make available free of charge on our website at www.cme.net our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Please note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and posts to the Investors section of our website, www.cme.net. In the future, we will continue to use these channels to communicate important information about CME and our operations. Information that we post on our website could be deemed material. Therefore, we encourage investors, the media, our customers and others interested in CME to review the information we post at www.cme.net.

CME is a media and entertainment company operating leading businesses in five Central and Eastern European markets with an aggregate population of approximately 45 million people. CME's operations broadcast 30 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring), the Czech Republic (Nova, Nova 2, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Nova Action and Nova Gold), Romania (PRO TV, PRO 2, PRO X, PRO GOLD, PRO CINEMA, PRO TV International and PRO TV Chisinau), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto) and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the Nasdaq Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

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For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2020	2019
Net revenues	$143,816	$146,559
Operating expenses:
Content costs	65,032	70,360
Other operating costs	13,647	13,248
Depreciation of property, plant and equipment	7,927	8,226
Amortization of broadcast licenses and other intangibles	2,167	2,194
Cost of revenues	88,773	94,028
Selling, general and administrative expenses	28,846	24,894
Operating income	26,197	27,637
Interest expense	(6,595)	(8,242)
Other non-operating expense, net	(6,136)	(3,097)
Income before tax	13,466	16,298
Provision for income taxes	(4,496)	(4,547)
Net income	8,970	11,751
Net loss attributable to noncontrolling interests	71	7
Net income attributable to CME Ltd.	$9,041	$11,758

PER SHARE DATA:
Net income per share:
Attributable to CME Ltd. — basic	$0.02	$0.03
Attributable to CME Ltd. — diluted	0.02	0.03

Weighted average common shares used in computing per share amounts (000's):
Basic	265,036	264,199
Diluted	266,791	265,211

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US$ 000's)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$140,323	$36,621
Other current assets	177,095	313,359
Total current assets	317,418	349,980
Property, plant and equipment, net	104,288	113,901
Goodwill and other intangible assets, net	968,338	961,814
Other non-current assets	21,118	22,167
Total assets	$1,411,162	$1,447,862

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$148,977	$135,650
Current portion of long-term debt and other financing arrangements	6,655	6,836
Other current liabilities	33,588	13,515
Total current liabilities	189,220	156,001
Long-term debt and other financing arrangements	584,573	600,273
Other non-current liabilities	76,709	80,000
Total liabilities	$850,502	$836,274

Series B Convertible Redeemable Preferred Stock	$269,370	$269,370

EQUITY
Common Stock	$20,343	$20,288
Additional paid-in capital	2,008,151	2,007,275
Accumulated deficit	(1,449,901)	(1,458,942)
Accumulated other comprehensive loss	(287,919)	(226,916)
Total CME Ltd. shareholders' equity	290,674	341,705
Noncontrolling interests	616	513
Total equity	291,290	342,218
Total liabilities and equity	$1,411,162	$1,447,862

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000's)
(unaudited)

	For the Three Months Ended March 31,
	2020	2019
Net cash generated from operating activities	$115,914	$96,009
Net cash used in investing activities	(4,759)	(4,359)
Net cash used in financing activities	(2,014)	(71,736)
Impact of exchange rate fluctuations on cash and cash equivalents	(5,439)	(1,913)
Net increase in cash and cash equivalents	$103,702	$18,001

Supplemental disclosure of cash flow information:
Cash paid for interest (including guarantee fees)	$2,547	$3,093
Cash paid for income taxes, net of refunds	$2,883	$6,318

Segment Data
We manage our business on a geographical basis, with five reporting segments: Bulgaria, the Czech Republic, Romania, the Slovak Republic and Slovenia. These segments reflect how CME Ltd.’s operating performance is evaluated by our chief operating decision makers, who we have identified as our co-Chief Executive Officers, how operations are managed by segment managers, and the structure of our internal financial reporting.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. Intersegment revenues and profits have been eliminated in consolidation.
Below are tables showing our net revenues and OIBDA by segment for the three months ended March 31, 2020 and 2019:

(US$ 000's)	For the Three Months Ended March 31,
(unaudited)	2020	2019	% Actual	% Lfl (1)
Net revenues
Bulgaria	$16,955	$19,293	(12.1)%	(9.1)%
Czech Republic	49,215	50,316	(2.2)%	1.3%
Romania	39,515	38,810	1.8%	6.5%
Slovak Republic	22,159	21,332	3.9%	7.4%
Slovenia	16,734	17,850	(6.3)%	(3.1)%
Intersegment revenues	(762)	(1,042)	NM (2)	NM (2)
Total net revenues	$143,816	$146,559	(1.9)%	1.8%

(US$ 000's)	For the Three Months Ended March 31,
(unaudited)	2020	2019	% Act	% Lfl (1)
OIBDA
Bulgaria	$4,818	$6,121	(21.3)%	(18.5)%
Czech Republic	15,950	14,947	6.7%	11.5%
Romania	15,064	17,533	(14.1)%	(10.2)%
Slovak Republic	3,945	1,729	128.2%	136.4%
Slovenia	4,862	4,931	(1.4)%	2.0%
Elimination	(3)	48	NM (2)	NM (2)
Total Operating Segments	44,636	45,309	(1.5)%	2.7%
Corporate	(7,465)	(7,252)	(2.9)%	(6.2)%
Total OIBDA	$37,171	$38,057	(2.3)%	2.0%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Non-GAAP Financial Measures
In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow and unlevered free cash flow. We believe that each of these metrics is useful to investors for the reasons outlined below. Non-GAAP financial measures may not be comparable to similar measures reported by other companies. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. We believe OIBDA is useful to investors because it provides a meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA and unlevered free cash flow are also used as components in determining management bonuses.
OIBDA includes amortization and impairment of program rights and is calculated as operating income before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-Chief Executive Officers when evaluating our performance. Our key performance measure of the efficiency of our consolidated operations and our segments is OIBDA margin. We define OIBDA margin as the ratio of OIBDA to net revenues.
Following a repricing of our Guarantee Fees in March 2017 and April 2018, we pay interest and related Guarantee Fees on our outstanding indebtedness in cash. In addition to this obligation to pay Guarantee Fees in cash, we expect to use cash generated by the business to pay certain Guarantee Fees that were previously paid in kind. These cash payments are all reflected in free cash flow; accordingly we believe unlevered free cash flow, defined as free cash flow before cash payments for interest and Guarantee Fees, best illustrates the cash generated by our operations when comparing periods. We define free cash flow as net cash generated from operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment and excluding the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA because they are not considered by our co-Chief Executive Officers when evaluating performance. For additional information regarding our business segments, see Item 1, Note 18, "Segment Data" in our Form 10-Q.
While our reporting currency is the dollar, our consolidated revenues and costs are divided across a range of European currencies and CME Ltd.’s function currency is the Euro. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on actual percentage movements (“% Act”), which includes the effect of foreign exchange, as well as like-for-like percentage movements (“% Lfl”) on a constant currency basis. The like-for-like percentage movement references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs. Since the difference between like-for-like and actual percentage movements is solely the impact of movements in foreign exchange rates, our discussion in this release includes constant currency percentage movements in order to highlight those factors influencing operational performance. The incremental impact of foreign exchange rates is presented in the tables accompanying such analysis.

(US$ 000's)	For the Three Months Ended March 31,
(unaudited)	2020	2019
Operating income	$26,197	$27,637
Depreciation of property, plant and equipment	7,927	8,226
Amortization of intangible assets	2,167	2,194
Other (1)	880	—
Total OIBDA	$37,171	$38,057

(US$ 000's)	For the Three Months Ended March 31,
(unaudited)	2020	2019
Net cash generated from operating activities	$115,914	$96,009
Capital expenditures, net of proceeds from disposals	(4,759)	(4,359)
Other (1)	163	—
Free cash flow	111,318	91,650
Cash paid for interest (including guarantee fees)	2,547	3,093
Unlevered free cash flow from operating activities	$113,865	$94,743
(1) Other items reflects costs related to the proposed merger.